REINSURANCE AGREEMENT
Between
Talcott Resolution Life and Annuity Insurance Company
of Hartford, Connecticut
(Ceding Company)
And
Talcott Resolution Life Insurance Company
of Hartford, Connecticut
(Reinsurer)
Effective
July 1, 2025

Table of Contents
Articles
Page
Article 1 Definitions     1
Article 2 Parties to Agreement    10
Article 3 Basis of Reinsurance    10
Article 4 Reinsurer’s Liability    11
Article 5 Initial Consideration    12
Article 6 Reinsurance Consideration    13
[REDACTED]
Article 8 Reinsurance Benefits    15
Article 9 Modified Coinsurance Adjustment    15
Article 10 Credit for Reinsurance; Security    16
Article 11 Reporting and Settlement    17
Article 12 Inuring Reinsurance    19
[REDACTED]
Article 14 Offset    20
Article 15 Insolvency    20
Article 16 Dispute Resolution    22
Article 17 Arbitration    23
Article 18 General Account Portfolios; Separate Accounts; Investment Guidelines    24
Article 19 Entire Agreement    25
Article 20 Non-Guaranteed Elements; Changes    25
Article 21 General Provisions    28
Article 22 Terminal Settlement    29
i
52683085.15

Article 23 Commencement and Termination    31
Article 24 Proprietary Information; Confidentiality    32
Article 25 Administration    34
Article 26 Notices    34
[REDACTED]
ii
52683085.15

Article 1
Definitions
1.01    Definitions. As used herein for purposes of this Agreement, the following terms have the following respective meanings:
“Account Value” means for any reinsured Contract under the definition of Business Reinsured, the account value of such Contract, as defined in and determined in accordance with the terms of such Contract.
“Accounting Period” means a calendar quarter beginning on the first day of the calendar quarter and ending on the last day of the calendar quarter, provided that (a) the first Accounting Period shall begin at the Effective Date and end on the last day of the calendar quarter during which the Closing Date falls and (b) the final Accounting Period shall end on the Termination Effective Date or Recapture Effective Date, as applicable.
“Accounting Report” shall have the meaning set forth in Section 11.02.
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person, and the term “Affiliated” shall have a correlative meaning. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
“Agreement” shall have the meaning set forth in Section 2.02.
“Allocated Premium Tax Rate” means, as of the Effective Time, [REDACTED]    ;
provided, however, the Parties may mutually agree to increase or decrease such rate to better reflect the premium taxes paid on the Business Reinsured as appropriate, should either (i) any jurisdictions which do not as of the Effective Time impose a premium tax on annuities adopt such a tax following the Effective Time or (ii) any jurisdictions which do as of the Effective Time impose a premium tax on annuities change the stated premium tax rate or no longer impose such a tax following the Effective Time.
“Annuitization Premiums” means amounts reported as premium in the statutory financial statements filed by the Ceding Company as a result of annuitization by any policyholder of the Account Value in respect of the Business Reinsured.
“Books and Records” means all books and records developed or maintained under or related to this Agreement or the Business Reinsured, in whatever form maintained, including, but not limited to, claims and claim files, policyholder lists, application files, litigation files, premium records, rate books, underwriting manuals, personnel records, financial records, or similar records.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Connecticut are required or permitted to be closed.

“Business Reinsured” shall have the meaning set forth in Section 3.01.
“Cedant Book Value” means, with respect to an asset, as at any date of determination, the statutory book value of such asset (including investment income due and accrued thereon) on the statutory financial statements filed by the Ceding Company with the insurance regulatory authorities in its state of domicile, determined in accordance with SAP applicable to the Ceding Company.
“Ceding Commission” shall have the meaning set forth in Section 5.05. “Ceding Company” shall have the meaning set forth in Section 2.01.
“Closing Date” means July 1, 2025, the date this Agreement is entered into. “Code” means the Internal Revenue Code of 1986, as amended.
“Commissions” means compensation (including both fronted and trail commissions) and other servicing and administration fees payable by the Ceding Company with respect to the Business Reinsured to or for the benefit of distributors who marketed or produced the Business Reinsured.
“Contract” means, with respect to any Person, any written agreement, contract, lease, instrument or other written, legally binding obligation to which such Person is a party or is otherwise subject or bound.
“Contractholder Initiative” means, any initiative by the Ceding Company targeting a class of contractholders under the Business Reinsured, which is intended or could be reasonably anticipated to result in a change in contractholder behavior that would materially impact the Reinsurer’s risk or liability or the Reinsurer’s profitability under this Agreement.
“Contract Value Expense Allowance" [REDACTED]    . The Contract Value Expense Allowance applies to the Account Value for Variable Annuity Business and for the
[REDACTED]
variable annuity business portion of the    Assumed Annuity Business.
“Delayed Payment Interest Penalty” is equal to the amount due, times the Delayed Payment Interest Rate (prorated for the number of days the amount is overdue using a 360-day year).
“Delayed Payment Interest Rate” [REDACTED]
the three (3) month nominal constant maturity treasury rate, as published by the United States Federal Reserve in daily release H.15 on the website https://www.federalreserve.gov/releases/h15/ at the end of the day immediately preceding the period with respect to which a Delayed Payment Interest Penalty is to be calculated.
“Effective Time” shall have the meaning set forth in Section 23.01.
“Effective Time IMR” means the amount of the Quota Share of the Interest Maintenance Reserve, held by the Ceding Company with respect to the Business Reinsured (including with

[REDACTED]
respect to the    Modified Coinsurance Assets) that was created on or before the Effective Time, determined in accordance with SAP applicable to the Ceding Company.
“Error” shall have the meaning set forth in Section 21.05.
“Estimated Net Initial Consideration” shall have the meaning set forth in Section 5.04. “Expense Allowance” shall have the meaning set forth in Section 7.01.
[REDACTED]
“Fair Market Value” means (i) as to cash, the amount of it; and (ii) as to an asset other than cash, the amount at which such asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale.
“Fixed Annuitization Business” means the fixed payout annuity Contracts administered as such or issued by the Ceding Company as a result of the contractholder or annuitant’s election, whether before, on or after the Effective Time, of an annuitization option under the terms of a Variable Annuity Business Contract.
“Force Majeure” shall have the meaning set forth in Section 21.09.
[REDACTED]

“General Account Portfolios” means the portfolios identified in [REDACTED] as the general
[REDACTED]
account portfolios supporting the [REDACTED]    and the    Assumed Annuity
Business, which hold the general account assets supporting the Business Reinsured related thereto and any additional general account portfolios established after the Effective Time as mutually agreed by the Parties.

“General Account Statutory Reserve” means, as of any date of determination, the gross statutory reserves, including for the avoidance of doubt, any reserves or liabilities relating to the Retained Asset Accounts and the policies issued in connection therewith, as of such date required to be held by the Ceding Company with respect to the Business Reinsured, determined in accordance with SAP applicable to the Ceding Company and valuation laws, regulations and generally accepted actuarial guidelines to which the Ceding Company is subject (excluding the Separate Account Reserves), before giving effect to this Agreement.
“Governmental Authority” means any court, arbitral, tribunal, federal, provincial, state or local government or administration, or regulatory or other governmental authority, commission or agency (including any industry or other self-regulatory body), domestic or foreign.
“IMR Amount” means, as of any date of determination, the sum of the Effective Time IMR plus the Transaction IMR plus the Post-Effective IMR, to the extent unamortized as of such date of determination.
“Initial Ceding Commission” shall have the meaning set forth in Section 5.03. “Initial Consideration” shall have the meaning set forth in Section 5.01.
[REDACTED]
“Initial    Modified Coinsurance Adjustment” shall have the meaning set forth in Section 5.02.
“Interest Maintenance Reserve” means the after-tax reserve determined in accordance with SAP applicable to the Ceding Company or the Reinsurer, as applicable, the purpose of which is to amortize realized capital gains and losses resulting from fluctuations in the interest rate.
“Internal Replacement” means a formal program or systematic efforts initiated by the Ceding Company or its Affiliates under which a Contract owner or one or more annuitant(s) is offered the opportunity to replace a reinsured Contract with another Contract or to replace a reinsured rider with another rider. Internal Replacement shall not include any retail exceptions made by the Ceding Company at the request of a Contract owner or one or more annuitant(s).
“Inuring Reinsurance” means any reinsurance agreement under which any portion of the Business Reinsured is ceded to a reinsurer, other than to the Reinsurer under this Agreement, including, as of the Effective Time, those reinsurance agreements listed on [REDACTED].
“Inuring Reinsurance Premium Allowance” means an amount for any Accounting Period equal to the Quota Share of {(a) – (b)}, where:
(a)    equals the reinsurance premiums or amounts payable by the Ceding Company to any reinsurer under the Inuring Reinsurance; [REDACTED]
; and

(b)    equals the refunds of reinsurance premiums due to the Ceding Company by any reinsurer under the Inuring Reinsurance.
“Inuring Reinsurance Recoveries” means an amount for any Accounting Period equal to the sum of all amounts actually received by the Ceding Company from any reinsurer under the Inuring Reinsurance, including relating to expense allowances, commission or premium tax or other amounts payable by the reinsurer thereunder.
[REDACTED]
“Investment Credit on    Modified Coinsurance Assets” shall have the meaning set
forth in Section 9.02.
“Net Initial Consideration” shall have the meaning set forth in Section 5.05.
“Net Statutory Reserve” means, as of any date of determination, the General Account Statutory Reserve inclusive of the impact of Inuring Reinsurance, each as of such date.
“Non-Guaranteed Element Policy” means the Ceding Company’s policy for the setting of Non-Guaranteed Elements on business written by the Ceding Company (including the Business Reinsured) as adopted by the Ceding Company’s Board of Directors.
“Non-Guaranteed Elements” means the definition of “nonguaranteed charges or benefits” set forth in Actuarial Standard of Practice 2 – Non-Guaranteed Charges or Benefits for Life Insurance Policies and Annuity Contracts in effect as of the Effective Time and any successor rules for such Non-Guaranteed Elements as in effect from time to time.
“Nonpayment Termination Notice” shall have the meaning set forth in Section 23.02.
“Owner” shall have the meaning set forth in Section 24.01.
“Party” and “Parties” shall have the meaning set forth in Section 2.01.
“Past Due Amount” shall have the meaning set forth in Section 23.02.
[REDACTED]
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, unincorporated organization, Governmental Authority or other entity.
“Policy Loan Balance” means, with respect to any date of determination, the amount of Contract loans in respect of the Contracts underlying the Business Reinsured, as of such date, net of any unearned policy loan interest on such loans but including any accumulated unpaid interest, determined in accordance with SAP applicable to the Ceding Company.
“Post-Effective IMR” means the amount of the Interest Maintenance Reserve that is
[REDACTED]
created following the Effective Date with respect to the    Modified Coinsurance Assets and

assets held by the Reinsurer supporting the Business Reinsured, determined in accordance with SAP applicable to the Reinsurer.
“Premiums” means premiums, considerations, deposits, and similar amounts (other than Annuitization Premiums) received or receivable by the Ceding Company in respect of the Business Reinsured.
“Proprietary Information” shall have the meaning set forth in Section 24.01. “Quota Share” means [REDACTED]
“RBC Ratio” means, for the Reinsurer, as of any date of determination, the percentage equal to (a) the quotient of the Reinsurer’s “total adjusted capital” divided by its “company action level risk-based capital”, multiplied by (b) 100; as such terms are defined and prescribed by requirements promulgated by the National Association of Insurance Commissioners and regulations adopted by the insurance regulatory authorities in the Reinsurer’s state of domicile, which are in effect as of such date, calculated as of the end of the immediately preceding calendar quarter; provided, that any calculation of the RBC Ratio as of a calendar quarter-end other than the last day of a calendar year shall be based on the Reinsurer’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization.
[REDACTED]
“Recapture Effective Date” shall have the meaning set forth in Section 13.02.
“Recapture Transaction IMR” means the amount of the Interest Maintenance Reserve that is created on the date of payment of the Terminal Settlement, as a direct result of the transfer of assets by the Reinsurer to the Ceding Company, determined in accordance with SAP applicable to the Reinsurer.
“Recipient” shall have the meaning set forth in Section 24.01. “Reinsurance Benefits” shall have the meaning set forth in Section 8.01.
“Reinsurance Consideration” shall have the meaning set forth in Section 6.01. “Reinsurer” shall have the meaning set forth in Section 2.01.

“Representatives” means a Party’s officers, directors, employees, agents or professional advisors including accountants, actuaries and attorneys.
[REDACTED]
“Reserve Credit” shall have the meaning set forth in Section 10.01.
“Retained Asset Account Supplemental Policies” shall have the meaning set forth in Section 3.01(f).
“Retained Asset Accounts” means any retained asset accounts maintained by the Ceding Company to accommodate for annuitant settlement options under the Business Reinsured until withdrawn by the applicable beneficiaries thereof.
“SAP” means the statutory accounting principles, consistently applied, as prescribed or permitted by the insurance regulatory authorities in the state of domicile of the Ceding Company or the Reinsurer, as applicable.
“Separate Account Liabilities” means all amounts payable with respect to surrenders, annuitization payments, death benefits, compensation or any other amounts with respect to the Business Reinsured that by the terms of such Business Reinsured contemplate payment from the Separate Accounts.
“Separate Account CARVM Allowance” means as of any date of determination, the Account Value attributable to the Separate Account(s) less the Separate Account Reserves, in
each case excluding any such amounts with respect to the    Ceded Business, as of
[REDACTED]
such date.
“Separate Account Reserves” means, as of any date of determination, the aggregate amount of statutory reserves of the Ceding Company with respect to the Separate Account Liabilities as of such date, determined in accordance with SAP applicable to the Ceding Company.
“Separate Accounts” means the separate accounts listed in [REDACTED]
“Services” shall have the meaning set forth in Section 25.01.
“Tax Treatment” shall have the meaning set forth in Section 24.05.
“Terminal Settlement” shall have the meaning set forth in Section 22.01 or Section 22.03, as applicable.
“Termination Effective Date” shall have the meaning set forth in Section 23.02.
“Transaction IMR” means the amount of the Interest Maintenance Reserve that is created on the Closing Date as a direct result of the transfer of assets by the Ceding Company to the

Reinsurer pursuant to Section 5.04, if any, determined in accordance with SAP applicable to the Ceding Company.

[REDACTED]

"Unamortized Ceding Commission" means, as of any date of determination, the amount of the unamortized portion of the Ceding Commission as of the close of business as of such date of determination, determined [REDACTED]

" [REDACTED] Agreements" means the agreements to which the Ceding Company is a party relating to the [REDACTED] Assumed Annuity Business.

"[REDACTED] Assumed Annuity Business" means the fixed and variable annuity business assumed by the Ceding Company under the reinsurance agreement, [REDACTED]

"[REDACTED] Modified Coinsurance Assets" means the assets held by the Ceding Company in the General Account Portfolios in support of the [REDACTED] Modified Coinsurance Reserve.

"[REDACTED] Modified Coinsurance Reserve" means the Quota Share of the amount held by the Ceding Company in the [REDACTED] Trust for the benefit of the [REDACTED] ceding company under the election, whether before or after the Effective Time, of an annuitization option under the terms of a Variable Annuity Business contract reinsured under this Agreement.
“Variable Annuity Business” means annuity Contracts which provide contractholders with the opportunity to participate in stock market appreciation on a tax-deferred basis, often with guarantees which reduce the risk of market downturns. Variable Annuity Business includes “Personal Pension Accounts” associated with those “Personal Retirement Manager” variable annuity Contracts issued by the Ceding Company that allow a contractholder to purchase a future income stream prior to Contract annuitization, whether before or after such income stream has been initiated.
1.02    Other Definitional Provisions.
a.For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole (including all Articles, Sections, Paragraphs, Exhibits and Schedules of this Agreement) unless otherwise indicated.
b.The terms “include,” “includes” or “including” will be deemed to be followed by the words “without limitation.”
c.Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders.
d.All references herein to Articles, Sections, Paragraphs, Exhibits and Schedules shall be deemed references to Articles, Sections and Paragraphs of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.
e.Words in the singular shall be held to include the plural and vice versa.
f.References to “$” shall mean United States dollars.
g.The table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
h.This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
i.The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
j.All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

k.This Agreement and any agreement or instrument defined or referred to herein means this Agreement or such agreement or instrument, as applicable, as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein.
l.Any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section.
Article 2
Parties to Agreement
2.01    This is an indemnity reinsurance agreement solely between Talcott Resolution Life and Annuity Insurance Company, a Connecticut insurance company (the “Ceding Company”), and Talcott Resolution Life Insurance Company, a Connecticut insurance company (the “Reinsurer”). The Ceding Company and the Reinsurer may be referred to individually as a “Party,” and collectively as the “Parties”.
2.02    This agreement together with all Schedules, Exhibits and Appendices attached hereto, along with any amendments entered into hereinafter (this “Agreement”), is solely between the Reinsurer and the Ceding Company. In no instance will any Person other than the Reinsurer and the Ceding Company have any rights under this Agreement. The Reinsurer will have no obligation to any insured, owner, or beneficiary under the Business Reinsured.
2.03 This Agreement will be binding upon the Ceding Company and the Reinsurer and their respective successors and permitted assigns.
Article 3
Basis of Reinsurance
3.01    Business Reinsured. This Agreement shall cover the following business issued or reinsured by the Ceding Company without duplication, subject to the Inuring Reinsurance, collectively the “Business Reinsured”:
a.Variable Annuity Business;
b.Fixed Annuitization Business;
c.Variable Annuitization Business;
a.Ceded Business;
[REDACTED]
[REDACTED]
a.Assumed Annuity Business; and

f.    Any supplemental policies issued by the Ceding Company and inforce as of the Effective Time or on and after the Effective Time to accommodate for annuitant settlement options under the business listed under clauses (a) through (e) above using the Retained Asset Accounts (the “Retained Asset Account Supplemental Policies”).
3.02 Basis of Reinsurance. Subject to the terms and conditions of this Agreement, the Ceding Company hereby cedes and the Reinsurer hereby reinsures:
a.    On a coinsurance basis, without duplication, the Quota Share of the liability of the:
(i)general account portion of the Variable Annuity Business;
(ii)Fixed Annuitization Business;
(iii)general account portion of the    Ceded Business; and
[REDACTED]
(iv)Retained Asset Account Supplemental Policies.
b.    On a modified coinsurance basis, without duplication, the Quota Share of the liability of the:
(i)separate account portion of the Variable Annuity Business, the Variable
Annuitization Business (in each case including the    Ceded
[REDACTED]
[REDACTED]
Business, as applicable) and the    Assumed Annuity Business; and
(ii)general account portion of the [REDACTED] Assumed Annuity Business.
Article 4
Reinsurer’s Liability
    4.01    Reinsurer’s Liability. The Reinsurer’s liability for the Business Reinsured shall begin simultaneously with the Ceding Company’s liability, but not prior to the Effective Time and shall include ex-gratia payments and Extra-Contractual Obligations except any Extra-Contractual Obligations resulting from the Ceding Company’s willful misconduct, bad faith or fraud. In accordance with SAP, the Ceding Company shall also cede all capital
[REDACTED]
gains and losses in respect of the    Modified Coinsurance Assets supporting the
Business Reinsured to the Reinsurer on a gross basis. The Reinsurer’s liability for reinsurance shall terminate in accordance with Section 23.01.
    4.02    Follow the Fortunes. The Reinsurer’s liability under this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, and to the same modifications, alterations, terminations and recaptures, as the respective Business Reinsured to which liability under this Agreement attaches, the true intent of this Agreement being that the Reinsurer shall, subject to the terms, conditions and limits of this Agreement, follow the fortunes of the Ceding Company under the

Business Reinsured, and the Reinsurer shall be bound, without limitation, by all payments and settlements under the Business Reinsured.
Article 5
Initial Consideration
5.01    Calculation of Initial Consideration. The Ceding Company shall owe to the Reinsurer an initial consideration (the “Initial Consideration”) equal to [REDACTED] where:
[REDACTED]
5.02 Calculation of Initial Modified Coinsurance Adjustment. The Reinsurer shall owe to the Ceding Company an initial modified coinsurance adjustment (the “Initial
[REDACTED]
Modified Coinsurance Adjustment”) equal to the    Modified Coinsurance Reserve as
[REDACTED]
of the Effective Time excluding any    Trust Initial Excess Amount, if any. As of the
[REDACTED]
Effective Time, the Cedant Book Value of the    Modified Coinsurance Assets held
[REDACTED]
in the General Account Portfolio shall be equal to the Initial    Modified Coinsurance
Adjustment. From time to time the Ceding Company may hold excess amounts therein in accordance with Section 9.03 hereof.
5.03    Calculation of Initial Ceding Commission. The Reinsurer shall owe to the Ceding
Company the Ceding Commission with such Ceding Commission estimated by the Parties for the payment on the Closing Date [REDACTED]
based on inforce data for the Business Reinsured and market conditions as of[REDACTED] (the “Initial Ceding Commission”).
5.04    Settlement of Estimated Net Initial Consideration. On or prior to the Closing Date, the Ceding Company has delivered a report to the Reinsurer setting forth the Initial
[REDACTED]
Consideration and the Initial    Modified Coinsurance Adjustment estimated by the
Ceding Company based on inforce data for the Business Reinsured and market conditions as of[REDACTED] and the Estimated Net Initial Consideration. The “Estimated Net Initial Consideration” shall be (i) the Initial Consideration minus (ii) the Initial [REDACTED] Modified Coinsurance Adjustment minus (iii) the Initial Ceding Commission, each determined pursuant to Sections 5.03 and 5.04.

a.If the Estimated Net Initial Consideration is a positive amount, the Ceding Company shall remit such amount, in cash and/or assets mutually agreed to by the Parties with a Fair Market Value equal to such amount, to the Reinsurer on the Closing Date of this Agreement.
b.If the Estimated Net Initial Consideration is a negative amount, the Reinsurer shall remit, in cash, the absolute value of such amount to the Ceding Company on the Closing Date of this Agreement.
5.05    True-Up of Net Initial Consideration. Within    days following the Closing
[REDACTED]
Date, (a) the Parties shall update the Initial Ceding Commission using the same methodology used to determine the Initial Ceding Commission but using inforce data for
the Business Reinsured and market conditions as of    (such updated Initial
[REDACTED]
Ceding Commission, the “Ceding Commission”), and (b) the Ceding Company shall
[REDACTED]
calculate the updated Initial Consideration and the Initial    Modified Coinsurance
Adjustment using actual information as of the Effective Time. The “Net Initial
[REDACTED]
Consideration” shall be (i) the Initial Consideration minus (ii) the Initial    Modified
Coinsurance Adjustment minus (iii) the Initial Ceding Commission, each as calculated by the Parties in good faith pursuant to the immediately preceding sentence. If the difference between the Net Initial Consideration and the Estimated Net Initial Consideration is a positive amount, the Ceding Company shall remit such amount, in cash within [REDACTED] days of the determination of such amount, to the Reinsurer, and if such difference is a
negative amount, the Reinsurer shall remit, in cash within    days of the
[REDACTED]
determination of such amount, the absolute value of such amount to the Ceding Company. The Party that owes the amount shall include interest on such amount at the Delayed Payment Interest Rate from the Closing Date to and including the date of payment.
Article 6
Reinsurance Consideration
6.01    Calculation of Reinsurance Consideration. The “Reinsurance Consideration” shall be calculated for each Accounting Period as {(1) + (2) + (3) - (4) + (5)}, where:
(1)equals the Quota Share of the sum of all Premiums earned by the Ceding Company for the Business Reinsured, provided that such amount shall exclude any Premiums deposited in the Separate Accounts in accordance with Section 18.02;
(2)equals the Quota Share of the sum of all Annuitization Premiums earned by the Ceding Company for the Business Reinsured;
(1)[REDACTED]

[REDACTED]

(3)equals the Quota Share of the sum of all Inuring Reinsurance Premium Allowances for the Business Reinsured; and
(4)equals the Quota Share of the sum of (i) any amounts deposited into the Retained Asset Accounts, plus (ii) any amounts released to the Ceding Company from the
[REDACTED]    [REDACTED]
Trust (excluding the    Trust Initial Excess Amount) to the extent such
amount has not already been released to the Ceding Company, plus (iii) any Policy Loan Balance repayments.
6.02    Settlement. If the Reinsurance Consideration for the Accounting Period is a positive amount, the Ceding Company shall owe such amount in cash to the Reinsurer. If the Reinsurance Consideration for the Accounting Period is a negative amount, the Reinsurer shall owe the absolute value of such amount in cash to the Ceding Company. Settlement shall be made in accordance with Section 11.04.
[REDACTED]

[REDACTED]
7.02 Settlement. The Reinsurer shall owe the Ceding Company the Expense Allowance in cash for each Accounting Period. Settlement shall be made in accordance with Section 11.04.
Article 8
Reinsurance Benefits
8.01    Calculation of Reinsurance Benefits. The “Reinsurance Benefits” shall be calculated for each Accounting Period as the sum of the Quota Share for the Business Reinsured, of {(1) - (2)}, where:
(1)equals all claims or amounts payable by the Ceding Company on the Business Reinsured, and any amounts to be transferred from the Ceding Company’s general account to any of the Separate Accounts with respect to the Business Reinsured; provided that such amount shall exclude any claims paid or payable from the Separate Accounts in accordance with Section 18.02 or paid from the General Account Portfolios in accordance with Section 18.01; and
(2)equals the Inuring Reinsurance Recoveries payable in respect of the Business Reinsured.
8.02    Settlement. If the Reinsurance Benefits for the Accounting Period is a positive amount, the Reinsurer shall owe such amount in cash to the Ceding Company. If the Reinsurance Benefits for the Accounting Period is a negative amount, the Ceding Company shall owe the absolute value of such amount in cash to the Reinsurer. Settlement shall be made in accordance with Section 11.04.
Article 9
Modified Coinsurance Adjustment
[REDACTED]    [REDACTED]
9.01    Modified Coinsurance Adjustment. The “    Modified Coinsurance
[REDACTED]
Adjustment” shall be calculated for each Accounting Period as (a) the    Modified
[REDACTED]
Coinsurance Reserve as of the end of such Accounting Period minus (b) the
Modified Coinsurance Reserve as of the end of the immediately preceding Accounting
[REDACTED]
Period, minus (c) the Investment Credit on    Modified Coinsurance Assets for such
Accounting Period.

Article 11
Reporting and Settlement
11.01 The Ceding Company shall provide the Reinsurer with information necessary to properly account for, report, validate and manage the Business Reinsured. Information required as specified in this Article shall be provided in a format mutually agreed upon by the
Parties.
11.02 Within    days after the close of each Accounting Period, the Ceding Company
[REDACTED]
shall submit an “Accounting Report” including Reinsurance Consideration, Reinsurance
[REDACTED]
Benefits, Expense Allowance, the Cedant Book Value of the    Modified Coinsurance
[REDACTED]
Assets, the    Modified Coinsurance Adjustment and the    Modified
[REDACTED]
Coinsurance Reserve in a mutually agreeable format. [REDACTED]

[REDACTED]    The Ceding Company shall provide or make available to the Reinsurer additional documentation as may be reasonably necessary to support the items reported and to manage the risk of the Business Reinsured.
[REDACTED]
11.04 Settlement. Amounts due between the Parties for each Accounting Period in respect of
Reinsurance Consideration, Reinsurance Benefits, Expense Allowance, the Modified Coinsurance Adjustment, and any other amounts due between the Parties, including adjustments for previously estimated items and preliminary settlements, shall be determined on a net basis, in each case as reported by the Ceding Company on the Accounting Report. The balance payable shall take into account, and the Reinsurer shall be credited as part of any settlement pursuant to this Section 11.04 for any Ceding Company withdrawals from the General Account Portfolios to pay or reimburse the Ceding Company for any Reinsurance Benefits payable by the Reinsurer but the Reinsurer has failed to pay pursuant to Section 18.01. If the balance is payable to the
Reinsurer, the Ceding Company shall remit payment within    days of
[REDACTED]
submission of the Accounting Report. If the balance is payable to the Ceding Company,
the Reinsurer shall remit payment to the Ceding Company within    days after
[REDACTED]
receiving the Accounting Report. Payment shall be made in cash.
11.05 Upon mutual agreement of the Parties, the Ceding Company may estimate, in good faith, any amounts for purposes of settlement under this Agreement. Any such estimates shall be adjusted on the basis of the actual amounts due between the Parties as soon as available. The Parties may agree to include interest on such adjusted amounts at the Delayed Payment Interest Rate.
11.06 Any undisputed payment not made within the above specified time periods will be considered delinquent, unless the payment period is extended as agreed upon by both Parties. The Party to whom delinquent payments are owed may elect to charge interest at its sole discretion. If the owed Party chooses to charge interest, such delinquent payments will accrue interest at the Delayed Payment Interest Rate beginning as of the close of business on the payment due date. Such interest shall become immediately due and payable by the applicable Party.
[REDACTED]

[REDACTED]

Article 12
Inuring Reinsurance
12.01 It is the intention of the Parties that the Reinsurer shall bear the costs and reap the benefits of the Inuring Reinsurance in proportion to its Quota Share. In exchange for the Reinsurer providing the Ceding Company with the Inuring Reinsurance Premium Allowance in order to pay the premiums under the Inuring Reinsurance agreements, the Reinsurer shall be entitled to a reduction in its liability in proportion to its Quota Share of Inuring Reinsurance Recoveries actually received by the Ceding Company. The Reinsurer shall bear the costs of any non-performance of the reinsurers under the Inuring Reinsurance agreements in proportion to its Quota Share.
12.02 The Ceding Company shall use commercially reasonable efforts to enforce all of its rights under the Inuring Reinsurance and to collect all Inuring Reinsurance Recoveries. If any of the Inuring Reinsurance is terminated or recaptured in accordance with its terms by the Ceding Company and subject to the terms of this Agreement, such recaptured Inuring Reinsurance business shall be reinsured to the Reinsurer hereunder on a coinsurance basis with respect to the general account portion of the recaptured liabilities and on a modified coinsurance basis with respect to the separate account portion of the recaptured liabilities, subject to a settlement of amount to be paid by the relevant Party as mutually agreed upon.
[REDACTED]

Article 14
Offset
14.01 Offset. The Parties shall have, and may exercise at any time, the right to offset any balance or balances whether on account of premiums or on account of losses or otherwise, due from one Party to the other under this Agreement or any other reinsurance agreement between the Parties.
Article 15
Insolvency
15.01 In the event of the insolvency of the Ceding Company, all reinsurance will be payable by the Reinsurer on the basis of the liability of the Ceding Company under the Business Reinsured hereunder directly to the liquidator, receiver or statutory successor of the Ceding Company, without diminution because of the insolvency of the Ceding Company. In any such event, the reinsurance being provided hereunder shall be payable immediately upon demand, within reasonable provision for verification, on the basis of claims allowed against the Ceding Company by any court of competent jurisdiction or by any liquidator, receiver or statutory successor. The Reinsurer shall have no automatic right to terminate this Agreement if the Ceding Company is placed in supervision, seizure, conservatorship, or receivership.
15.02 In the event of the insolvency of the Ceding Company, the liquidator, receiver or statutory successor shall give written notice to the Reinsurer of all pending claims against the Ceding Company on the Business Reinsured within a reasonable time after such claim is filed in the insolvency proceeding. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver or statutory successor.
15.03 The expenses incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of the insolvent Ceding Company to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.
15.04 For purposes of this Agreement, the Ceding Company or the Reinsurer shall be deemed insolvent when it:
a.applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets;
b.is adjudicated as bankrupt or insolvent;
c.files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or
d.becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the Reinsurer’s domicile and such order remains undismissed and unstayed for a period of [REDACTED]
days.
15.05 The effective date of the insolvency shall be the date on which the above-described event occurred.
15.06 In the event of the insolvency of either Party, the rights or remedies of this Agreement will remain in full force and effect.
15.01 In the event either the Reinsurer or the Ceding Company is placed in supervision, seizure, conservatorship, or receivership, all rights of the party placed in supervision, seizure,

conservatorship, or receivership shall extend to the receiver or Commissioner. Each Party shall continue to maintain any systems, programs or other infrastructure notwithstanding a supervision, seizure, conservatorship, or receivership of the other by the Commissioner under Chapter 704c of the Connecticut General Statutes and will make them available to the receiver or Commissioner as ordered or directed by the receiver or Commissioner, for as long as the Party not in supervision, seizure, conservatorship, or receivership continues to receive timely payment under the terms of this Agreement and unless released by the receiver, Commissioner or supervising court. All Books and Records of the Ceding Company and the Reinsurer shall be identifiable and segregated from all other persons’ books and records or readily capable of segregation at no additional cost to any liquidator, receiver, or statutory successor and a complete set of Books and Records shall be made immediately available to any liquidator, receiver or statutory successor or the applicable Commissioner in the event either Party is placed in supervision, seizure, conservatorship, or receivership. If the Reinsurer also provides any administrative services for the Business Reinsured in the future to the Ceding Company before or during the Ceding Company’s insolvency, and portions of the Ceding Company’s policies or Contracts within the Business Reinsured are eligible for coverage by one or more guaranty associations, the Reinsurer will cooperate and provide Books and Records and observe its obligations (if any) under Sections (11) through (15) of Connecticut Insurance Regulation Section 38a-138-13(b) to such guaranty association(s).
Article 16
Dispute Resolution
16.01 In the event that any dispute between the Parties cannot be resolved to mutual satisfaction, the dispute will first be subject to good faith negotiation, as described below, in an attempt to resolve the dispute without the need to institute formal arbitration proceedings.
16.02 Within[REDACTED] Days after one of the Parties has given the other the first written notification of the specific dispute, each of the Parties shall appoint a designated officer to attempt to resolve the dispute. The designated officers shall meet at a mutually agreeable location as early as possible and as often as necessary, in order to discuss the dispute and to negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information shall be honored. The designated officers shall decide the specific format for such discussions.
16.03 If the designated officers cannot resolve the dispute within    days of their first
[REDACTED]
meeting, the Parties may agree in writing to extend the negotiation period for an
additional period. No later than    days after the final negotiation meeting, the
[REDACTED]
designated officers taking part in the negotiation shall give both Parties written confirmation that they are unable to resolve the dispute. Either Party may then choose to submit the dispute to formal arbitration in accordance with Article 17.

Article 17
Arbitration
17.01 It is the intention of the Parties that the customs and practices of the life insurance and life reinsurance industries will be given full effect in the operation and interpretation of this Agreement. The Parties shall act in all matters with the utmost good faith. However, if the Parties cannot mutually resolve a dispute that arises out of or relates to this Agreement in accordance with Article 16, the dispute will be decided through arbitration as described in Section 17.02 through 17.07 below.
17.02 An arbitration panel consisting of three neutral past or present officers of life insurance or life reinsurance companies not Affiliated with either of the Parties in any way shall settle
the dispute. Each Party shall appoint one arbitrator within    days of the demand
[REDACTED]
for formal arbitration and the two so appointed shall then appoint the umpire. If either
Party refuses or neglects to appoint an arbitrator within the    days, the other
[REDACTED]
Party may appoint the second arbitrator. If the two arbitrators cannot agree on the umpire
within    days after both arbitrators have been appointed, the two arbitrators shall
[REDACTED]
select an umpire in accordance with paragraph 6.7 of the Procedures for Resolution of U.S. Insurance and Reinsurance Disputes using candidates from the ARIAS-US Certified Arbitrators List in effect at the time of the commencement of the arbitration.
17.03 Within    days after the appointment of the umpire, the arbitration panel shall
[REDACTED]
meet and determine timely periods for briefs, discovery procedures, and schedules for hearings. Unless the arbitration panel agrees otherwise, the arbitration shall take place in Hartford, Connecticut and, insofar as the arbitration panel looks to the substantive law, it shall consider the laws of the State of Connecticut. The arbitration panel shall have the power to set all procedural rules for the arbitration, including the discretion to make any order with respect to pleadings, discovery, depositions, scheduling, the hearing, reception of evidence and any other matter whatsoever relating to the conduct of the arbitration.
17.04 Within    days after the beginning of the arbitration proceedings the arbitration
[REDACTED]
panel shall issue a written, reasoned decision on the dispute and a statement of any award to be paid as a result. The decision will be based on the terms and conditions of this Agreement as well as the usual customs and practices of the life insurance and life reinsurance industry, rather than on strict interpretation of the law. The decision will be final and binding on both Parties and there will be no further appeal. Judgment upon the award may be entered in any court having jurisdiction thereof.
17.05 In the absence of a decision to the contrary by the arbitration panel, each Party shall bear the expense of its own arbitration activities, including, but not limited to, its appointed arbitrator’s fees, outside attorney fees, witness fees, expenses incurred in the taking or preservation of testimony, and other related expenses.
17.06 The expense of the third arbitrator and other costs directly attended to the arbitration proceeding will be allocated between and paid by the Parties in proportion to those matters in the proceeding that are resolved against each Party.

17.07 The Parties may mutually agree to extend any of the periods shown in this Article.
Article 18
General Account Portfolios; Separate Accounts
18.01 General Account Portfolios. The Ceding Company has established the General
Account Portfolios listed in    relating to the Business Reinsured that is (i)
[REDACTED]
reinsured by it under the [REDACTED]    on a modified coinsurance basis for the
general account portion of the liabilities or (ii) assumed by it under the [REDACTED] Agreements on a coinsurance basis. The Ceding Company will hold such assets separate from the Ceding Company’s other assets. The Ceding Company shall retain, own and control all assets in relation to the General Account Portfolios. The Ceding Company (or any successor by operation of law of the Ceding Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) may withdraw assets from the General Account Portfolios, subject to the terms of the
[REDACTED]    or the[REDACTED] Agreements, as applicable, only to pay
or reimburse the Ceding Company for any Reinsurance Benefits payable by the Reinsurer but the Reinsurer has failed to pay; provided that to the extent the Ceding Company has withdrawn any amount from the General Account Portfolios for the foregoing purpose, such withdrawal shall be deemed to be a payment by the Reinsurer of such Reinsurance Benefits pursuant to Article 8 and Section 11.04.
The Ceding Company shall promptly return to the General Account Portfolios any amounts withdrawn from the General Account Portfolios that are in excess of the actual amounts required for the purposes set forth above in this Section 18.01, together with any
investment income received thereon subject to the terms of the [REDACTED]    or
the[REDACTED] Agreements, as applicable. Any amounts withdrawn by the Ceding Company pursuant to this Section 18.01 and not yet applied as permitted pursuant to this Section shall at all times be held by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) in constructive trust for the benefit of Reinsurer for the sole purpose of funding the payments and reimbursements described in this Section 18.01.
18.02 Separate Accounts. For each of the Contracts comprising the separate account portion
[REDACTED]
of each of the Variable Annuity Business, the    Ceded Business, the
[REDACTED]
Assumed Annuity Business, and the Variable Annuitization Business, the amount to be invested on a variable basis or otherwise held in the related Separate Accounts in accordance with the terms of the Contracts shall be held by the Ceding Company in the Separate Accounts or by the underlying ceding company in its relevant Separate Account, and all Premiums and Annuitization Premiums, if applicable with respect to such variable portion of the Contracts shall be deposited in the Separate Accounts to the extent required by such Contracts. The Ceding Company shall retain, own and control all assets contained in the Separate Accounts including the management and control of the investment fund options thereof and shall hold the Account Value attributable to such Separate Accounts with respect to the Business Reinsured that are funded, in whole or in part, by one or more of the Separate Accounts and such Account Value attributable to such Separate Accounts shall be reported by the Ceding Company on its Separate Account balance sheets consistent with SAP applicable to the Ceding Company.
For each of the Contracts comprising the Separate Account portion of the Variable
[REDACTED]
Annuity Business, the    Ceded Business, the    Assumed Annuity
[REDACTED]
Business and the Variable Annuitization Business, the amount payable with respect to surrenders, loans, annuitization payments, death benefits or any other amounts with respect to such Contracts shall be paid out of the Separate Accounts to the extent required by such Contracts.
18.03 Investment Guidelines. The Ceding Company or its appointed investment manager
shall invest the assets included in General Account    in accordance with the
[REDACTED]
[REDACTED]
investment guidelines associated with the    Trust.
Article 19
Entire Agreement
19.01 Entire Agreement. This Agreement constitutes the entire agreement of the Parties pertaining to the transaction contemplated by this Agreement. This Agreement supersedes and replaces all oral or written agreements previously made or existing by and between the Parties or their Representatives with regard to the transaction contemplated by this Agreement.
19.02 Amendments. This Agreement shall not be amended or modified except by written agreement, signed by a duly authorized officer of each Party and may not be amended without the prior approval of the Connecticut Insurance Department.
Article 20
[REDACTED]    Changes
20.01 [REDACTED]
20.03 Changes to Inforce Business. The Ceding Company shall notify the Reinsurer not less
than    days (other than with respect to the Reinsured Business that is covered
[REDACTED]

under the [REDACTED]    which is governed by Section 20.04) prior to the proposed effective date of any material amendment or modification to any of the Contracts underlying the Business Reinsured where any such amendment or modification would reasonably be expected to adversely affect the Reinsurer related to the transactions contemplated by this Agreement in any material respect. Such proposed amendment or modification will be deemed to have been accepted by the Reinsurer and will become effective on the date specified by the Ceding Company in such notice, unless the
Reinsurer has notified the Ceding Company in writing within    days of receipt
[REDACTED]
of such notice that it rejects such proposed change; provided that the Reinsurer may not reject any such amendment or modification that is required by the terms of the applicable Contract or required by a Governmental Authority or by applicable law. Any rejection shall not be unreasonable and must set forth the reason(s) why the Reinsurer has rejected the proposed amendment or modification. If the Reinsurer does not reject the proposed change, the Reinsurer will share, in accordance with its Quota Share, in the increase or decrease in liability as a result of the change in the Business Reinsured. If the Reinsurer rejects the proposed amendment or modification as permitted by this Section 23.03, then the Reinsurer’s liability hereunder shall be determined as though the rejected amendment or modification had not been made.
[REDACTED]

20.05 Changes to Inuring Reinsurance.
a.    The Ceding Company shall notify the Reinsurer not less than    days
[REDACTED]
prior to effectuating any material amendment, recapture or termination of any Inuring Reinsurance, or entering into any reinsurance agreement that would constitute Inuring Reinsurance hereunder, in each case, where any such amendment, recapture, termination or new reinsurance agreement would reasonably be expected to adversely affect the Reinsurer related to the transactions contemplated by this Agreement in any material respect. Such proposed amendment, recapture, termination or new agreement will be deemed to have been consented to by the Reinsurer unless the Reinsurer has notified the
Ceding Company in writing, within    days of receipt of such notice, that
[REDACTED]
it rejects such proposal. Any rejection shall not be unreasonable and must set forth the reason(s) why the Reinsurer has rejected the proposed amendment, recapture, termination or new reinsurance agreement. In case of rejection, the Reinsurer’s liability hereunder shall be determined as though such amendment, recapture or termination had not been effected, or such new reinsurance agreement had not been entered into, and any such new reinsurance agreement shall be deemed not to constitute “Inuring Reinsurance” hereunder; otherwise, the Reinsurer’s liability hereunder shall be determined after giving effect to such amendment, recapture, termination or new reinsurance agreement.
[REDA    [REDACTED]
20.06 Contractholder Initiatives. The Ceding Company shall not, and shall not permit its Affiliates to, directly or indirectly, undertake, solicit, sponsor or support any Internal Replacement or any other Contractholder Initiative, except with the prior written consent of the
Reinsurer. The Ceding Company may notify the Reinsurer not less than    days prior to
[REDACTED]
the commencement of any proposed Internal Replacement or any other Contractholder Initiative, and the Reinsurer shall be deemed to have consented to such proposed Internal Replacement or Contractholder Initiative unless the Reinsurer has notified the Ceding Company in writing within [REDACTED] days of receipt of such notice that it rejects such proposal. Any rejection shall not be unreasonable and must set forth the reason(s) why the Reinsurer has rejected the proposed Internal Replacement or Contractholder Initiative.
20.07 All notices pursuant to this Article 20 shall be in accordance with Section 26.02 and shall be delivered to a Person designated by the Reinsurer in writing.

Article 21
General Provisions
21.01 Recordkeeping; Audit. The Ceding Company shall maintain all Books and Records that relate to this Agreement and the Business Reinsured in accordance with industry standards of insurance record keeping and shall maintain an adequate system of internal controls and procedures for financial reporting relating to the Business Reinsured. The Reinsurer (or its duly authorized Representative) and the Connecticut Insurance Department, may, at any reasonable time and upon reasonable notice, inspect and audit such Books and Records, and shall have reasonable access to appropriate personnel of the Ceding Company. The Ceding Company will maintain oversight for functions provided by the Reinsurer and the Ceding Company will monitor services annually for quality assurance.
21.02 Assignment. The rights, duties and obligations of the Parties under this Agreement shall not be assigned, in whole or in part, except as otherwise provided herein, by either Party without the prior written consent of the other Party and the Connecticut Insurance Department.
21.03 Severability. If any provision of this Agreement shall be declared or found to be illegal, invalid, unenforceable, or void, the Parties shall be relieved of their obligations under such provision. The validity of the remaining provisions shall not be affected. To the extent possible, the Parties shall work in good faith to amend this Agreement to address such provision.
21.04 Governing Law. This Agreement shall be governed as to performance, administration and interpretation by the laws of the State of Connecticut, exclusive of the rules with respect to conflicts of law.
21.05 Errors and Omissions. Unintentional errors, omissions, oversights, delays or misunderstandings (collectively “Error”) in the administration of this Agreement by either Party, shall not invalidate the reinsurance hereunder. As soon as reasonably possible after discovery, notice shall be provided, the Error shall be rectified and both Parties shall be restored, to the extent possible, to the position they would have occupied had the Error not occurred.
However, if it is not reasonably possible to restore each Party to the position it would have occupied if not for the Error, the Parties shall endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable and most closely approximates the intent of the Parties as evidenced by this Agreement. Nothing set forth in this Section 21.05 shall be construed as a waiver by either Party of its right to enforce strictly the terms of this Agreement.
21.06 Headers. Headers are provided for reference purposes only and are not made a part of this Agreement.
21.07 Non-Waiver. No act, delay, omission, course of dealing or prior transaction by or between the Parties to this Agreement shall constitute a waiver of any right or remedy under this Agreement. No waiver of any right or remedy under this Agreement shall be construed to be a waiver of any other or subsequent right or remedy under this Agreement.
21.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement.
21.09 Force Majeure. Neither Party shall be liable for any delay or non-performance of any obligation contained herein nor shall any such delay or non-performance constitute a default hereunder, or give rise to any liability for damages if such delay or nonperformance is caused by an event of Force Majeure. The existence of any event of Force Majeure shall extend the term of performance on the part of such Party to complete performance in the exercise of reasonable diligence after the event of Force Majeure has been removed. “Force Majeure” as used in this Agreement shall mean an event, explosion, action of the elements, strike or other labor relations problem, restriction or restraint imposed by law, rule or regulation of any public authority, whether federal, state or local, and whether civil or military, act of any military authority, interruption of transportation facilities or any other cause which is beyond the reasonable control of such Party and which by the exercise of reasonable diligence such Party is unable to prevent.
21.10 Survival. All provisions of this Agreement shall survive its termination to the extent necessary to carry out the purpose of this Agreement or to ascertain and enforce the Parties’ rights or obligations hereunder existing at the time of termination.
21.11 Currency. All amounts payable under this Agreement will be payable in United States Dollars.
[REDACTED] [REDACTED]

[REDACTED]

[REDACTED]
Article 23
Commencement and Termination
23.01 Duration of Agreement. This Agreement shall be effective as of 12:01am on July 1, 2025 [REDACTED]
(the “Effective Time”) and shall remain in force hereunder until the earlier of (a) the date on which the Ceding Company’s liability for all Business Reinsured terminates, (b) the Termination Effective Date (in the event of a nonpayment termination event pursuant to Section 23.02); and (c) the Recapture Effective Date (in the event of a recapture event pursuant to Article 13).
[REDACTED]
23.02 Upon (i) the expiration of all the Ceding Company’s liabilities under the    Assumed
Annuity Business, or (ii) the termination or recapture of the [REDACTED]
Agreements, the Ceding Company shall pay to the Reinsurer an amount equal to the
[REDACTED]    [REDACTED]
Trust Notional Excess Amount less the    Trust Initial Excess Amount, to the extent such amount has not already been released to the Ceding Company.

23.03 Termination Due to Non-Payment of Amounts Due. Notwithstanding Section 23.01, when material undisputed amounts, (i) determined in accordance with Section 11.04, due the Reinsurer are not paid within the timing specified in Section 11.04, or (ii) required for
[REDACTED]
the Ceding Company to deposit or allocate to the    Trust in connection with the net settlement herein but not so deposited or allocated, the Reinsurer shall have the right to issue a written notice of termination of this Agreement (the “Nonpayment Termination Notice”) for the nonpayment of undisputed amounts, in accordance with Section 26.01, which shall include the amount past due (the “Past Due Amount”). If, within [REDACTED] days of the Ceding Company’s receipt of the Nonpayment Termination Notice, the Ceding Company remits the undisputed Past Due Amount in the case of (i) above or deposits or allocates the undisputed Past Due Amount in the case of (ii) above, in each case, together with interest on such amount calculated in accordance with Section 11.06, the Reinsurer’s Nonpayment Termination Notice shall be withdrawn. If the Ceding Company does not remit or deposit or allocate, as applicable, such undisputed Past Due Amount in full, together with interest thereon calculated in accordance with Section 11.06, on or prior to such date, reinsurance under this Agreement shall terminate effective as of the last day set forth in the Nonpayment Termination Notice (the “Termination Effective Date”) and the Parties shall perform a Terminal Settlement in accordance with the terms of Article 22.
If, for any reason, the Parties disagree as to the amount of Past Due Amount, the matter shall be subject to the dispute resolution and arbitration procedures set forth in Articles 16 and 17, and during such time this Agreement shall remain in full force and effect provided the Ceding Company pays what the Ceding Company reasonably believes to be the Past Due Amount. Any award or order by the arbitration panel will be paid in accordance with the terms and conditions of such award or order.
The Ceding Company shall not force termination of this Agreement through the non-
payment of amounts due. Notwithstanding this Article 23, termination shall not be construed as the sole remedy available to the Reinsurer under this Agreement.
Article 24
Proprietary Information; Confidentiality
24.01 During the course of performance under this Agreement, a Party (the “Owner”) or its Representative may make available to the other Party (the “Recipient”) or its Representative certain materials such as manuals, Contract owner lists, data files and the data contained therein, systems, forms, methods, processes, and procedures and other information or data (collectively “Proprietary Information”) which are proprietary or trade secret in nature. Information known in the public domain, or which is or was publicly disclosed to Recipient by any Party not under a duty to retain such information as confidential, shall not constitute Proprietary Information.
24.02 Each Party acknowledges that all Proprietary Information is offered for the sole purpose of facilitating the rendering of services under this Agreement. Further, each Party agrees that the Owner is deemed to be the sole owner of such Proprietary Information.

24.03 The Parties shall hold all Proprietary Information in trust and confidence and shall use Proprietary Information only for purposes of this Agreement. Unless required by law or regulation (including in connection with any judicial or administrative proceeding(s)), neither Party shall disclose any Proprietary Information without the express written consent of the other Party. Notwithstanding the foregoing, the Parties may disclose Proprietary Information to their Representatives who need to know such Proprietary Information to carry out the purposes for which it was disclosed (it being understood that the Party disclosing the Proprietary Information shall inform its Representatives of the confidential nature of the Proprietary Information, shall cause such Representatives to observe the terms of this Agreement and shall be liable for any breach of this Agreement by itself or any of its Representatives).
24.04 In the event a Party or its Representative breaches this obligation, the Owner shall have all rights and remedies available under law and equity, including the right to protect its Proprietary Information by injunction, without proving economic loss, which the Parties acknowledge and concede is appropriate and necessary to protect the value of the Owner’s Proprietary Information.
24.05 Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each Party to this Agreement (and each Representative of such Party) may consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of the transaction (the “Tax Treatment”), and disclose to any and all Persons, without limitation of any kind, the Tax Treatment and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to the Tax Treatment. The permission to disclose the Tax Treatment is limited to any facts relevant to the Tax Treatment and does not include information relating to the identity of the Parties.
24.06 In the event either Party is served with a subpoena, request for production of documents or other legal process with respect to Proprietary Information, such Party shall immediately notify and send a copy of such subpoena or legal process to the other Party so that the other Party may determine whether any of its Proprietary Information may be included in the data required to be produced. Such other Party may, at its own expense, take such legal action as it deems necessary to preserve the confidentiality of its Proprietary Information or may waive its rights to do so.
24.07 To the extent possible, Proprietary Information shall be promptly destroyed by the Recipient upon the termination of this Agreement or, with respect to any particular data files and data, on such earlier date that the same are no longer required by Recipient in order to render services hereunder. Notwithstanding the foregoing, the Recipient will not be obligated to destroy any Proprietary Information that is retained for back-up or archiving purposes, in accordance with a document retention policy, or that the Recipient, in the opinion of counsel, is legally compelled to keep and store.
24.08 The Parties shall notify each other immediately and in writing of all circumstances surrounding any access to or possession of Proprietary Information by any Person other than Persons authorized by this Agreement.

24.09 This Article shall survive the termination of this Agreement.
Article 25
Administration
25.01 The Ceding Company shall administer the Business Reinsured and provide all required, necessary and appropriate administrative and other services with respect to the Business Reinsured in accordance with the terms hereof (the “Services”). The Ceding Company shall provide the Services (a) in accordance in all material respects with the terms of the Contracts underlying the Business Reinsured, the applicable terms of this Agreement, and applicable law and (b) subject to the foregoing, in substantially the same manner from a quality perspective and using at least the same standards of skill, diligence, care, effort and expertise applied by the Ceding Company in providing the Services during the twelve (12)-month period prior to the Closing Date. The Ceding Company will not materially change, alter or otherwise compromise its administrative practices that could have a material adverse effect on the Reinsurer with respect to the Business Reinsured without the prior written consent of the Reinsurer; such consent not to be unreasonably withheld, conditioned or delayed, it being understood that this sentence shall not be construed to alter the Ceding Company’s other obligations under this Agreement.
[REDACTED]
Article 26
Notices
26.01 Notices. All demands, notices, reports and other communications provided for herein shall be delivered by the following means: (i) hand delivery; (ii) overnight courier service (e.g., FedEx, UPS Overnight, etc.); (iii) registered or certified U.S. mail, postage prepaid and return receipt requested; or (iv) facsimile transmission or e-mail provided that the fax or e-mail is confirmed by delivery using one of the three methods identified in clauses (i) through (iii). All such demands, notices, reports and other communications shall be delivered to the Parties as follows:
If to the Ceding Company:
[REDACTED]
Head of US Reinsurance Operations
Talcott Resolution Life and Annuity Insurance Company
One American Row
Hartford, CT 06103

With copy (which shall not constitute notice) to:
[REDACTED]
Reinsurance Counsel
Talcott Resolution Life and Annuity Insurance Company
One American Row
Hartford, CT 06103
United States
If to the Reinsurer:
[REDACTED]
US Chief Actuary
Talcott Resolution Life Insurance Company
One American Row
Hartford, CT 06103
United States
With copy (which shall not constitute notice) to:
[REDACTED]
General Counsel
Talcott Resolution Life Insurance Company
One American Row
Hartford, CT 06103
United States
Either Party may change the names or addresses where notice is to be given by providing notice to the other Party of such change in accordance with this Section 26.01.
26.02 Other Communications. Notwithstanding Section 26.01, the Parties agree that communications in the course of the routine administration of this Agreement may be sent to the specific contact(s) identified by the receiving Party from time to time.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.
Talcott Resolution Life and Annuity    Talcott Resolution Life Insurance
Insurance Company    Company
[REDACTED]                     [REDACTED]
Title: Vice President and Actuary    Title: Vice President and Chief Actuary

[Signature Page to the Reinsurance Agreement between Talcott Resolution Life and Annuity Insurance Company and Talcott Resolution Life Insurance Company]